EXHIBIT 107

CALCULATION OF FILING FEE TABLES

Form S-8

Lyell Immunopharma, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the Registrant’s 2021 Equity Incentive Plan	457(c) and 457(h)	12,697,885(2)	$2.17(4)	$27,554,411	.00014760	$4,068

Equity	Common Stock, $0.0001 par value per share, reserved for future issuance pursuant to the Registrant’s 2021 Employee Stock Purchase Plan	457(c) and 457(h)	2,539,577(3)	$1.85(5)	$4,698,218	.00014760	$694

Total Offering Amounts					$32,252,629		$4,762

Total Fee Offsets							N/A

Net Fee Due							$4,762
(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock of Lyell Immunopharma, Inc. (the “Registrant”) that become issuable under the Registrant’s 2021 Equity Incentive Plan (the “2021 Plan”) and the Registrant’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”) by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant’s Common Stock, as applicable.

(2)

Represents shares of Common Stock that were added to the shares reserved for future issuance under the 2021 Plan on January 1, 2024, pursuant to an evergreen provision contained in the 2021 Plan. Pursuant to such provision, the number of shares reserved for issuance under the 2021 Plan will automatically increase on January 1 of each year for a period of 10 years, beginning on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to five percent (5%) of the total number of shares of the Registrant’s Common Stock outstanding on December 31 of the preceding calendar year; provided, however, that the Company’s board of directors may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock.

(3)

Represents shares of Common Stock that were added to the shares reserved for future issuance under the 2021 ESPP on January 1, 2024, pursuant to an evergreen provision contained in the 2021 ESPP. Pursuant to such provision, the number of shares reserved for issuance under the 2021 ESPP will automatically increase on January 1 of each year for a period of 10 years, beginning on January 1, 2024 and continuing through (and including) January 1, 2031, by the lesser of (a) one percent (1%) of the total number of shares of the Registrant’s Common Stock outstanding on December 31 of the preceding calendar year and (b) 4,940,000 shares, provided, however, that the Company’s board of directors may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock than would otherwise occur pursuant to clauses (a) and (b).

(4)

Estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee on the basis of $2.17 per share, which is the average of the high and low selling prices per share of the Registrant’s Common Stock on February 21, 2024 as reported on the Nasdaq Global Select Market.

(5)

Estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee. The offering price per share and the aggregate offering price are based upon $1.85 per share, which is the average of the high and low selling prices per share of the Registrant’s Common Stock on February 21, 2024 as reported on the Nasdaq Global Select Market multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2021 ESPP.